Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

September 14, 2010

SunTrust Banks, Inc.

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Re:	SunTrust Banks, Inc. Global Medium-Term Notes, Series A

Ladies and Gentlemen:

We have acted as counsel for SunTrust Banks, Inc., a Georgia corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of its Global Medium-Term Notes, Series A (the “Medium-Term Notes”) pursuant to a Prospectus Supplement dated September 10, 2010 (the “Prospectus Supplement”).

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company, and of certain officers of the Company.

We have assumed that the execution and delivery of, and the performance of all obligations under the Senior Indenture dated as of September 10, 2007 (the “Indenture”), between the Company and U.S. Bank National Association, as the trustee (the “Trustee”), has been duly authorized by all requisite action by the Trustee, and that the Indenture was duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

This opinion is limited in all respects to the federal laws of the United States and the laws of the States of Georgia and New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

SunTrust Banks, Inc.

September 14, 2010

(i) The Company is a validly existing corporation under the laws of the State of Georgia;

(ii) Upon the issuance and sale thereof as described in the Prospectus Supplement and, when executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Medium-Term Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally, and the effects of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an Exhibit to the current report on Form 8-K filed on September 14, 2010, to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated September 10, 2010, and to references to us in any prospectus or prospectus supplement filed under Rule 424 of the Securities Act of 1933, as amended, relating to the Medium-Term Notes.

Very truly yours,

/s/ King & Spalding LLP